Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Prosperity Bancshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $1.00 per share	Rule 456(b) and Rule 457(r)	5,959,552	N/A	$290,386,839	$110.20 per $1,000,000	$32,001

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$290,386,839		$32,001

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$32,001

(1)

Represents the estimated maximum number of shares of the registrant’s common stock, par value $1.00 per share (“Prosperity common stock”), that may be issued in the mergers described in the proxy statement/prospectus contained in the registration to which this Exhibit 107 is attached between (2) Prosperity and First Bancshares of Texas, Inc. (“First Bancshares”), and (2) Prosperity Bancshares, Inc. (“Prosperity”) and Lone Star State Bancshares, Inc. (“Lone Star”). This number is based on (i) 3,583,370 shares of Prosperity common stock, which is the maximum number of shares to be issued pursuant to the Agreement and Plan of Reorganization, dated as of October 10, 2022, by and between Prosperity and First Bancshares (the “First Bancshares reorganization agreement”), and (ii) 2,376,182 shares of Prosperity common stock, which is the maximum number of shares to be issued pursuant to the Agreement and Plan of Reorganization, dated as of October 10, 2022, by and between Prosperity and Lone Star (the “Lone Star reorganization agreement”).

(2)

Estimated solely for the purpose of determining the registration fee in accordance with Rules 457(c), 457(f)(2) and 457(f)(3) under the Securities Act, the proposed maximum aggregate offering price is the sum of (1) the product of $16.23 (the book value per share of First Bancshares common stock on December 31, 2022) and 17,657,260 (the maximum number of shares of First Bancshares common stock that may be exchanged for the First Bancshares merger consideration, including shares underlying outstanding equity awards), reduced by the cash consideration of $93,422,648 to be paid by Prosperity to First Bancshares shareholders and holders of First Bancshares options pursuant to the First Bancshares reorganization agreement, and (2) the product of $24.51 (the book value per share of Lone Star common stock on December 31, 2022) and 6,580,411 (the maximum number of shares of Lone Star common stock that may be exchanged for the Lone Star merger consideration, including shares underlying outstanding equity awards), reduced by the cash consideration of $64,053,717 to be paid by Prosperity to Lone Star shareholders and holders of Lone Star options and Lone Star stock appreciation rights pursuant to the Lone Star reorganization agreement.